Exhibit 18.


May 14, 1997


Board of Directors
The Parts Source, Inc.
d/b/a Ace Auto Parts


As stated in note B to the condensed financial statements of The Parts Source, Inc. d/b/a Ace Auto Parts (the "Company") for the three months ended March 31, 1997, the Company changed its accounting policy for its method of inventory valuation from the last-in, first-out (LIFO) method to the first-in, first-out
(FIFO) method. Management believes the newly adopted accounting principle is preferable in the circumstances because under the current economic environment of low inflation, the FIFO method will result in a better measurement of operating results and, is also an accounting method used in the industry in which the Company operates. At your request, we have reviewed and discussed with management the circumstances, business judgment, and planning that formed the basis for making this change in accounting principle.

It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles. Accordingly, we are furnishing this letter solely for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

Based on our review and discussion, we concur with management's judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find unreasonable.

We have not audited any financial statements of The Parts Source, Inc. d/b/a Ace Auto Parts as of any date or for any period subsequent to December 31, 1996. Accordingly, we are unable to express an opinion on whether the method of accounting for the effect of the change is in conformity with generally accepted accounting principles or if the financial information included in Part I of this Form 10-QSB is fairly presented.

Very truly yours,




/s/ GRANT THORNTON LLP